EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC. TO BEGIN TRADING ON

OTCQB MARKETPLACE

Contact:	Richard J. DeVries
Phone:	(517) 279-3978

Date:	September 19, 2012

COLDWATER, MI – Monarch Community Bancorp, Inc. (the “Company”) (OTCQB.MCBF), the Michigan bank holding company of Monarch Community Bank, Coldwater, MI (“The Bank”), announced on September 10, 2012 that it was delisting its common stock from the Nasdaq Global Market and that it expects that the stock will begin trading on the OTCQB Marketplace effective today. In a release issued on September 10, the Company incorrectly stated that it would begin trading on the Nasdaq OTCQB rather than the OTCQB marketplace operated by OTC Markets Group.

Operated by the OTC Markets Group Inc., the OTCQB is a marketplace for OTC traded companies (approximately 4,000) that are reporting with the Securities and Exchange Commission or a bank regulator. The Company’s common stock will continue to be registered with the SEC under the Securities Exchange Act of 1934.

The Company’s shares will continue to trade under the symbol MCBF on the OTCQB. Investors will be able to view stock quotes for MCBF on www.otcmarkets.com and through their preferred broker-dealers.

Monarch Community Bancorp is headquartered in Coldwater, Michigan, with branches in Coldwater, Marshall, Hillsdale and Union City. The Bank also operates eight residential loan production offices in St. Joseph, Kalamazoo, Grand Rapids, Battle Creek, Jackson, East Lansing, and Brighton, Michigan, along with one in Angola, Indiana. A ninth loan production office will be opened in Lenawee County in September. The Bank is located at 375 North Willowbrook Road, Coldwater, Michigan 49036 and its phone number is (517) 278-4566.

Additional information about the Company and The Bank is available at www.MonarchCB.com.